Exhibit 99.1

              Itron Reports Third Quarter 2005 Financial
 Results; Third Quarter Revenues Increase 15%; Third Quarter GAAP Net
          Income $6.0 Million verses $1.7 Million Last Year

    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 28, 2005--

  Third Quarter Pro Forma Net Income Increases 78% to $12.6 Million;
               Record New Order Bookings of $212 Million

    Itron, Inc. (Nasdaq:ITRI) today reported its financial results for the quarter and year-to-date periods ended September 30, 2005. Third quarter results for both 2005 and 2004 include our Electricity Metering business acquired July 1, 2004. Year-to-date results in 2005 include nine months of Electricity Metering operations compared with three months in 2004.
    Third quarter revenues were $141.1 million, 15% higher than third quarter 2004 revenues of $122.5 million. Year-to-date, revenues were $392.7 million in 2005 compared with $267.7 million in 2004. Revenue highlights by segment for the quarter and year-to-date periods are as follows:

    Meter Data Collection (MDC)

    -- MDC revenues were $70.6 million in the quarter, an increase of $13.8 million, or 24%, compared with the third quarter of 2004, due to increased shipments of gas AMR modules, increased handheld sales outside of North America and increased contract manufacturing services related to embedding our AMR technology into other electricity meter vendors' solid-state meters. Offsetting those increases were lower implementation revenues and sales of third-party hardware.

    -- Year-to-date, MDC revenues were $182.5 million compared with $178.7 million in 2004. Unit shipments of standalone AMR modules increased 8.5% year-to-date in 2005 compared with the same period in 2004, while related revenues for the same periods increased by approximately 4% due to lower average selling prices for standalone AMR modules, in particular electric. On a year-to-date basis in 2005, increased handheld sales and contract manufacturing services were partially offset by lower implementation revenues and sales of third-party hardware.

    -- Standalone AMR module shipments were approximately 1.2 million and 3.1 million during the quarter and year-to-date periods in 2005, compared with approximately 900,000 and 2.8 million for the same periods in 2004. In the third quarter and year-to-date periods in 2005, we produced approximately 250,000 and 550,000 Itron AMR products for other vendors' solid-state electricity meters compared with approximately 50,000 and 125,000 in the same periods in 2004.

    Electricity Metering

    -- Electricity Metering revenues in the quarter were $58.6 million compared with $54.2 million in 2004. Residential meter sales increased approximately $9.2 million in 2005 compared with 2004, offset by slightly lower commercial and industrial meter sales in the 2005 quarter. Also offsetting the increase in residential meter sales was the phasing out during the last half of 2004 of contract manufacturing services for a former affiliate, which were approximately $4.2 million in the third quarter of 2004. Year-to-date in 2005, Electricity Metering revenues were $173.3 million.

    -- We shipped approximately 1.2 million electricity meters in the quarter compared with approximately 850,000 in the third quarter of 2004. The growth in unit shipments of 39% is approximately twice the revenue growth due to the higher mix of residential meters as well as lower average selling prices in 2005. Year-to-date in 2005, electricity meter shipments were approximately 3.4 million.

    -- Approximately 48% of meters shipped during the quarter, and 40% for the year-to-date period in 2005, were equipped with Itron AMR technology compared with 32% in the third quarter of 2004. In addition, 13% of shipments in the third quarter and 17% in the first nine months of 2005 were equipped with other vendors' AMR technology compared with 25% in the third quarter of 2004.

    Software

    -- Software revenues increased $400,000 in the quarter and $2.1 million year-to-date in 2005, compared with the same periods in 2004, due to higher licenses and maintenance offset by lower professional services revenues.

    GAAP net income was $6.0 million, or 23 cents per diluted share for the quarter, compared with $1.7 million, or 8 cents per diluted share in the third quarter of 2004. GAAP net income in the first nine months of 2005 was $16.1 million, or 66 cents per diluted share, compared with $1.8 million, or 8 cents per diluted share, in 2004. Year-to-date GAAP net income in 2005 includes a $5.9 million tax benefit for additional R&D tax credits for the years 1997 through 2004, which was recognized in the second quarter of 2005.
    Pro forma net income was $12.6 million, or 49 cents per diluted share for the quarter, compared with $7.1 million, or 32 cents per diluted share in the third quarter of 2004. Year-to-date pro forma net income was $30.3 million, or $1.24 per diluted share, compared with $11.4 million, or 52 cents per diluted share in 2004. Pro forma net income excludes the amortization of intangible assets and debt placement fees, restructurings and the benefit of the prior year R&D tax credits. "By virtually every financial measure, Itron is having a remarkable year," commented LeRoy Nosbaum, chairman and CEO. "Our record revenue performance is the result of upward momentum across many fronts. Higher volumes and operating efficiencies are resulting in even stronger earnings growth. We are quite pleased with how this year is progressing and look forward to similar progress in 2006."
    Gross margins were 43% for the quarter and first nine months of 2005, compared with 40% and 43% in the same periods in 2004.

    -- MDC gross margin improved to 45% in the quarter, compared with 42% in the third quarter of 2004 due primarily to the higher mix of gas AMR and higher handheld systems revenues. Year-to-date MDC gross margin was 44% compared with 46% in 2004, due to lower average selling prices for standalone AMR modules, in particular electric, and lower implementation margins offset by the higher mix of gas AMR.

    -- Electricity Metering gross margin was 41% during the quarter compared with 39% during the third quarter of 2004. Gross margin in the third quarter of 2004 was lower than normal due to a $2.2 million purchase accounting adjustment to write-up acquired finished goods inventory to the expected net sales price, and due to approximately $4.2 million of contract manufacturing services during the quarter to a former affiliate, which were very low margin. For the first nine-months of 2005, Electricity Metering gross margin was 42%. The impact of lower average selling prices for residential meters in 2005 has been partially offset by lower manufacturing costs.

    -- Software Solutions gross margins were 39% for the quarter and 41% year-to-date in 2005, compared with 36% and 35% for the same 2004 periods. The higher margins in 2005 reflect the higher mix of license and maintenance fees.

    Intangible asset amortization expenses have increased in 2005 as a result of the Electricity Metering acquisition on July 1, 2004, and were $9.7 million and $29.1 million in the quarter and year-to-date periods in 2005, compared with $7.2 million and $11.3 million for the same 2004 periods.
    Excluding intangible asset amortization expenses and restructurings, operating income was $23.9 million, or 16.9% of revenues for the quarter, compared with $16.3 million, or 13.3% in the third quarter of 2004, and $59.8 million, or 15.2% of revenues year-to-date in 2005, compared with $26.5 million, or 9.9% year-to-date in 2004. The improved operating margin in 2005 reflects the lower level of spending required for Electricity Metering marketing and product development, as well as operating efficiencies and cost savings from headcount reductions in 2004 and higher volumes of meters and AMR products in 2005.

    We had another record quarter for new order bookings and backlog. Details for new order bookings and quarter-end backlog (neither of which includes maintenance revenues) are as follows:

    New order bookings during the quarter were $212 million, compared with $98 million in the third quarter of last year. New order bookings in the first nine months of 2005 were $506 million, compared with $230 million in the first nine months of 2004. Significant orders during the quarter included:

    -- An order from Progress Energy for approximately 2.7 million solid-state electricity meters with AMR, worth approximately $120 million;

    -- An order for approximately 500,000 gas AMR modules to be delivered over five years; and

    -- An agreement to provide the U.S. Department of the Navy with enterprise energy management software and services.

    Total backlog increased to $325 million at September 30, 2005. By comparison, total backlog was $243 million at June 30, 2005, and $177 million at September 30, 2004. Twelve-month backlog, which represents the estimated portion of backlog that will be earned over the next twelve months, was $198 million at September 30, 2005, compared with $151 million at June 30, 2005 and $104 million at September 30, 2004.
    We generated $13.0 million of cash from operations during the quarter compared with $20.4 million during the third quarter of last year. We used cash during the quarter to begin building inventories for the Progress Energy order signed in July and expect to continue to build inventories for that order in the fourth quarter of this year as the installation rate increases throughout that quarter. Accounts receivable also increased during the quarter driven by higher revenues. Cash flow from operations was $49.6 million for the nine months ended September 30, 2005, compared with $27.5 million for the same period in 2004.
    Net capital expenditures were approximately $5.0 million and $10.3 million for the quarter and year-to-date periods in 2005, compared with approximately $3.2 million and $10.0 million for the same periods in 2004.
    We made $14.0 million in optional repayments on our term bank debt during the quarter, bringing the outstanding term-loan balance to $28.0 million at September 30, 2005. We made another $3.0 million in optional repayments subsequent to quarter-end, resulting in our having repaid $160.0 million of the $185 million term bank debt borrowed on July 1, 2004, in connection with the Electricity Metering acquisition.
    On October 27, 2005, we signed an agreement with the owners of Telect, Inc., a privately-held telecommunications company, to purchase their 200,000 square foot headquarters building for approximately $20 million, which we expect to partially finance with a loan. Our existing 141,000 square foot headquarters facility will be listed for sale. Closing is expected to occur by December 31, 2005. We expect to take possession of the building in April 2006 and to begin moving operations in the third quarter of 2006.
    Itron's headquarters operations include marketing, research and development, customer service, information technology and financial and corporate functions. Itron has experienced strong growth over the last few years, partially as a result of acquisitions. Total staffing in Spokane has increased by approximately 25% over the last four years. Itron's existing Spokane facility was built more than twenty years ago and was initially designed for manufacturing operations. Manufacturing operations previously performed in Spokane have since been moved to our Waseca, Minnesota, location or outsourced.
    "Our existing facility requires significant investment in order to adapt to our current use of the building, accommodate our existing employee base and provide for future growth and expansion," said LeRoy Nosbaum, chairman and CEO. "Purchasing this building is a much better option than spending money to renovate our existing facility. We are very fortunate to have found a close-by facility in Liberty Lake that is in excellent condition and that meets our current and future space requirements."

    Business Outlook:

    Our outlook for 2005 and 2006 does not include any impact related to the expensing of stock options. We expect to implement FASB's Statement 123R, which requires the expensing of stock options and ESPP shares issued at a discount, in 2006. While we have not yet completed our analysis of the effects of the adoption of 123R, the expensing of stock options will decrease gross margin, increase operating expenses and influence our effective tax rate and could materially impact GAAP net income.

    For the full year 2005, we expect:

    -- Revenues to be between $535 and $540 million (previous guidance was $535 to $545 million).

    -- Pro forma diluted earnings per share between $1.70 and $1.75 (previous guidance was $1.65 to $1.70).

    While still preliminary, the Company issued an early outlook for 2006, based primarily on the strength of new order bookings so far in 2005. For the full year 2006, we expect revenue growth of approximately 10% over 2005, with pro forma earnings growth of almost twice that.

    Use of Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures, including pro forma earnings and EPS and EBITDA. Pro forma earnings and EPS are adjusted from GAAP-based results to exclude certain expenses or gains that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe pro forma results provide consistency in our financial reporting which enhances our investor's understanding of our current financial performance as well as our future prospects. Pro forma results along with EBITDA measures should be viewed in addition to, and not in lieu of, GAAP results.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 6:00 a.m. PST on October 28, 2005. The call will be webcast in a listen-only mode and can be accessed online at www.itron.com, "About Itron -- Investor Events." The live webcast will begin at 6:00 a.m. (PST). The webcast replay will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode #5349308.

    Forward-Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, financial performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004, and our Form 10-Qs for the quarters ended March 31, 2005, and June 30, 2005, on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.

    Statements of operations, reconciliations between GAAP and pro forma results, segment information, balance sheets and cash flows follow.



                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS


(Unaudited, in thousands, except per share data)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenues
 Sales                     $ 128,683  $ 107,327  $ 355,696  $ 230,358
 Service                      12,462     15,177     37,042     37,390
                           ---------- ---------- ---------- ----------
 Total revenues              141,145    122,504    392,738    267,748

Cost of revenues
 Sales                        73,179     63,534    203,188    130,993
 Service                       6,936      9,485     20,783     21,140
                           ---------- ---------- ---------- ----------
 Total cost of revenues       80,115     73,019    223,971    152,133
                           ---------- ---------- ---------- ----------

Gross profit                  61,030     49,485    168,767    115,615
Operating expenses
 Sales and marketing          13,688     12,045     40,456     31,971
 Product development          11,807     11,893     35,135     32,669
 General and
  administrative              11,645      9,201     33,381     24,479
 Amortization of
  intangible assets            9,712      7,217     29,143     11,271
 Restructurings                   --      1,571        390      4,005
                           ---------- ---------- ---------- ----------
 Total operating expenses     46,852     41,927    138,505    104,395
                           ---------- ---------- ---------- ----------
Operating income              14,178      7,558     30,262     11,220
Other income (expense)
 Interest income                  69         24        167        152
 Interest expense             (4,328)    (5,147)   (15,280)    (8,162)
 Other income (expense),
  net                           (535)       261         20       (474)
                           ---------- ---------- ---------- ----------
 Total other income
  (expense)                   (4,794)    (4,862)   (15,093)    (8,484)
                           ---------- ---------- ---------- ----------

Income before income taxes     9,384      2,696     15,169      2,736
Income tax (provision)
 benefit                      (3,382)    (1,026)       963       (986)
                           ---------- ---------- ---------- ----------
Net income                 $   6,002  $   1,670  $  16,132  $   1,750
                           ========== ========== ========== ==========

Earnings per share
 Basic net income per
  share                    $    0.25  $    0.08  $    0.70  $    0.08
                           ========== ========== ========== ==========

 Diluted net income per
  share                    $    0.23  $    0.08  $    0.66  $    0.08
                           ========== ========== ========== ==========

Weighted average number of
 shares outstanding
 Basic                        24,441     20,978     22,912     20,827
 Diluted                      25,919     22,050     24,471     22,005



                           ITRON, INC.
            RECONCILIATIONS BETWEEN GAAP AND PRO FORMA


(Unaudited, in thousands, except per share data)

                              Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              ------------------- --------------------
                                 2005      2004      2005       2004
                              --------- --------- ---------- ---------
PRO FORMA OPERATING INCOME
GAAP basis operating income   $ 14,178  $  7,558  $  30,262  $ 11,220

Adjustments to GAAP basis
 operating income before
 income taxes
 Amortization of intangible
  assets                         9,712     7,217     29,143    11,271
 Restructurings                     --     1,571        390     4,005
                              --------- --------- ---------- ---------
  Total adjustments              9,712     8,788     29,533    15,276

                              -------- -------- --------- --------
Pro forma operating income    $ 23,890  $ 16,346  $  59,795  $ 26,496
                              ========= ========= ========== =========

PRO FORMA NET INCOME
GAAP basis income before
 income taxes                 $  9,384  $  2,696  $  15,169  $  2,736

Adjustments to GAAP basis
 income before income taxes
 Amortization of intangible
  assets                         9,712     7,217     29,143    11,271
 Amortization of debt
  placement fees                 1,245       714      4,223     1,112
 Restructurings                     --     1,571        390     4,005
 Non-cash stock compensation        --        --         73        --
                              --------- --------- ---------- ---------
  Total adjustments             10,957     9,502     33,829    16,388

Adjusted income before income
 taxes                          20,341    12,198     48,998    19,124
Income tax provision(a)         (7,721)   (5,099)   (18,688)   (7,688)
                              --------- --------- ---------- ---------
Pro forma net income          $ 12,620  $  7,099  $  30,310  $ 11,436
                              ========= ========= ========== =========

PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of
 basic shares outstanding       24,441    20,978     22,912    20,827

Basic pro forma net income
 per share                    $   0.52  $   0.34  $    1.32  $   0.55
                              ========= ========= ========== =========

Diluted
Weighted average number of
 basic shares outstanding       24,441    20,978     22,912    20,827
Employee stock option shares     1,478     1,072      1,559     1,178
                              --------- --------- ---------- ---------

Weighted average number of
 diluted shares outstanding     25,919    22,050     24,471    22,005

Diluted pro forma net income
 per share                    $   0.49  $   0.32  $    1.24  $   0.52
                              ========= ========= ========== =========

(a) The pro forma tax provision excludes the $5.9 million research and development tax credit reported for GAAP during the second quarter of 2005.


                             ITRON, INC.
          RECONCILIATIONS BETWEEN GAAP NET INCOME AND EBITDA


(Unaudited, in thousands)
                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2005      2004      2005      2004
                               --------- --------- --------- ---------

GAAP basis net income          $  6,002  $  1,670  $ 16,132  $  1,750

Adjustments to GAAP basis net
 income
 Interest income                    (69)      (24)     (167)     (152)
 Interest expense                 4,328     5,147    15,280     8,162
 Income tax provision
  (benefit)                       3,382     1,026      (963)      986
 Depreciation and amortization   12,661    10,430    38,785    19,260
                               --------- --------- --------- ---------
   Total adjustments             20,302    16,579    52,935    28,256

EBITDA                         $ 26,304  $ 18,249  $ 69,067  $ 30,006
                               ========= ========= ========= =========



                           ITRON, INC.
                       SEGMENT INFORMATION


(Unaudited, in thousands)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenues
   Hardware Solutions
      Meter Data
       Collection          $  70,638  $  56,798  $ 182,506  $ 178,714
      Electricity Metering    58,598     54,195    173,326     54,195
                           ---------- ---------- ---------- ----------
   Total Hardware
    Solutions                129,236    110,993    355,832    232,909
   Software Solutions         11,909     11,511     36,906     34,839
                           ---------- ---------- ---------- ----------
      Total Company        $ 141,145  $ 122,504  $ 392,738  $ 267,748
                           ========== ========== ========== ==========

Gross profit
   Hardware Solutions
      Meter Data
       Collection          $  32,091  $  24,129  $  80,418  $  82,215
      Electricity Metering    24,236     21,183     73,223     21,183
                           ---------- ---------- ---------- ----------
   Total Hardware
    Solutions                 56,327     45,312    153,641    103,398
   Software Solutions          4,703      4,173     15,126     12,217
                           ---------- ---------- ---------- ----------
      Total Company        $  61,030  $  49,485  $ 168,767  $ 115,615
                           ========== ========== ========== ==========

Operating income (loss)
   Hardware Solutions
      Meter Data
       Collection          $  26,667  $  18,878  $  64,607  $  66,605
      Electricity Metering    20,178     17,322     60,504     17,322
      Other unallocated
       costs                  (5,938)    (5,291)   (18,143)   (12,696)
                           ---------- ---------- ---------- ----------
   Total Hardware
    Solutions                 40,907     30,909    106,968     71,231
   Software Solutions         (3,007)    (5,119)    (8,576)   (17,011)
   Corporate unallocated     (23,722)   (18,232)   (68,130)   (43,000)
                           ---------- ---------- ---------- ----------
      Total Company        $  14,178  $   7,558  $  30,262  $  11,220
                           ========== ========== ========== ==========



                            ITRON, INC.
                    CONSOLIDATED BALANCE SHEETS


(Unaudited, in thousands)                   September 30, December 31,
                                                2005          2004
                                             ------------ ------------
                      ASSETS
Current assets
Cash and cash equivalents                    $    11,896  $    11,624
Accounts receivable, net                          94,983       90,097
Inventories                                       50,658       45,459
Deferred income taxes, net                         8,018       22,733
Other                                              9,530        5,477
                                             ------------ ------------
       Total current assets                      175,085      175,390

Property, plant and equipment, net                55,411       59,690
Intangible assets, net                           132,996      162,137
Goodwill                                         116,079      117,471
Deferred income taxes, net                        58,426       27,252
Other                                             11,963       15,211
                                             ------------ ------------
       Total assets                          $   549,960  $   557,151
                                             ============ ============

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses        $    38,000  $    37,439
Wages and benefits payable                        21,569       13,947
Current portion of debt                            2,139       35,647
Current portion of warranty                        5,323        7,243
Unearned revenue                                  20,256       22,991
                                             ------------ ------------
       Total current liabilities                  87,287      117,267

Long-term debt                                   150,871      239,361
Project financing debt                             2,588        3,227
Warranty                                           5,928        6,331
Other obligations                                  5,706        6,535
                                             ------------ ------------
       Total liabilities                         252,380      372,721

Shareholders' equity
Preferred stock                                       --           --
Common stock                                     308,841      211,920
Accumulated other comprehensive income, net        1,051          954
Accumulated deficit                              (12,312)     (28,444)
                                             ------------ ------------
       Total shareholders' equity                297,580      184,430
                                             ------------ ------------
       Total liabilities and shareholders'
        equity                               $   549,960  $   557,151
                                             ============ ============



                             ITRON, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS


(Unaudited, in thousands)                        Nine Months Ended
                                                    September 30,
                                               -----------------------
                                                   2005        2004
                                               ----------- -----------

Operating activities
    Net income                                 $   16,132  $    1,750
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation and amortization              38,785      19,260
        Employee stock plan income tax
         benefits                                  14,399       1,366
        Amortization of prepaid debt fees           4,330       1,165
        Realized currency translation gains          (391)       (279)
        Deferred income tax benefit               (16,313)     (1,278)
        Other, net                                  2,178       1,560
    Changes in operating assets and
     liabilities, net of acquisitions:
        Accounts receivable                        (4,738)     25,711
        Inventories                                (5,199)     (9,013)
        Accounts payable and accrued expenses         360        (860)
        Wages and benefits payable                  7,605         437
        Unearned revenue                           (3,085)     (1,130)
        Warranty                                     (194)     (9,211)
        Other long-term obligations                  (436)       (808)
        Other, net                                 (3,879)     (1,126)
                                               ----------- -----------
            Cash provided by operating
             activities                            49,554      27,544

Investing activities
     Proceeds from the sale of property, plant
      and equipment                                 2,627          12
     Acquisition of property, plant and
      equipment                                   (10,264)    (10,001)
     Acquisitions, net of cash and cash
      equivalents                                      --    (251,829)
     Payment of contingent purchase price for
      acquisition                                      --      (1,957)
     Other, net                                      (847)        525
                                               ----------- -----------
            Cash used by investing activities      (8,484)   (263,250)

Financing activities
     New borrowings                                    --     309,081
     Change in short-term borrowings, net              --     (10,000)
     Payments on debt                            (122,704)    (49,591)
     Issuance of common stock                      82,269       4,776
     Prepaid debt fees                               (391)    (13,470)
     Other, net                                        28          (6)
                                               ----------- -----------
            Cash provided (used) by financing
             activities                           (40,798)    240,790

Increase in cash and cash equivalents                 272       5,084
Cash and cash equivalents at beginning of
 period                                            11,624       6,240
                                               ----------- -----------
Cash and cash equivalents at end of period     $   11,896  $   11,324
                                               =========== ===========



    CONTACT: Itron, Inc., Spokane
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com